Exhibit 99

Artesyn Reports Fourth Quarter and Fiscal 2005 Financial Results

          BOCA RATON, Fla., Feb. 7 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the fourth quarter and year ended December 30, 2005.

          Sales for the fourth quarter of 2005 were $112.2 million compared to $120.4 million for the corresponding quarter in 2004. Net income for the fourth quarter of 2005 was $3.9 million, or $0.09 per share, compared to net income of $5.3 million, or $0.12 per share for the fourth quarter of 2004.

          For the year ended December 30, 2005, Artesyn reported sales of  $424.7 million compared to $429.4 million for fiscal year 2004. Net income for fiscal year 2005 was $9.9 million, or $0.25 per share, compared to net income of $13.9 million, or $0.34 per share, for fiscal year 2004. Included in net income for fiscal year 2005 are restructuring charges of $3.7 million, or $0.08 per share net of tax.

          Total orders received during the fourth quarter were $115.2 million, yielding a book-to-bill ratio of 1.03. Backlog at the end of the quarter was $84.8 million, with approximately 93% shippable during the first quarter of 2006.  In the fourth quarter of 2005, Artesyn had 27 major design wins that the Company estimates will realize approximately $206 million in lifetime project revenues.  For the year, the Company was awarded 107 design wins that are estimated to generate $965 million of lifetime revenues.

          The Company incurred additional expenses during the quarter related to inventory and merger activities.  A provision of approximately $1.0 million was recorded for inventory not in compliance with the Restriction of Hazardous Substances (RoHS) requirement for products used throughout the European Union. Merger-related expenses for the quarter were approximately $0.9 million. These combined expenses, net of tax, represent $0.03 per share. The Company also realized a net tax benefit of $1.7 million, or $0.03 per share, from the reversal of tax contingencies no longer required.

          During the quarter, it was determined that certain costs previously classified within cost of sales, are more appropriately classified as research and development costs, included within operating expenses.  Accordingly, in the fourth quarter of 2005, $2.7 million was reclassified as research and development costs that related to the first three quarters of 2005. To conform to the 2005 presentation, a reclassification was made for approximately $0.9 million and $3.2 million for the respective quarterly and annual periods in 2004.

          Business Segment Results

          Power Conversion

          Fourth quarter sales for the Power Conversion segment were $87.8 million compared to $96.6 million for the fourth quarter of 2004. The decline in sales is primarily from older programs in the server division going end of life during 2005. Lower sales in this segment, the RoHS related inventory provision of approximately $1.0 million and operating inefficiencies of approximately $1.0 million, related to the closure of the manufacturing facility in Hungary, resulted in an operating loss of $0.4 million compared to operating income of $4.1 million for the same period last year.

          Embedded Systems

          Fourth quarter sales for the Embedded Systems segment were $24.5 million compared to $23.8 million for the fourth quarter of 2004. The improvement in sales is primarily from the realization of revenue from large wireless infrastructure customers supplying 3G deployments and carrier upgrades in North America.  As a result of higher sales, operating income was $8.6 million for the fourth quarter compared to $7.7 million for the same period last year.

          About Artesyn Technologies, Inc.

          Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at http://www.artesyn.com .

          Use of Non-GAAP Financial Measures

          To supplement the Company’s financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn’s current operating performance from management’s perspective. These non-GAAP financial measures include EBITDA, which management believes is appropriate to enhance the overall understanding of Artesyn’s past financial performance. These measures are not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided in the financial highlights after the written portion of this release.

          Cautionary Statement About Forward-Looking Statements

          Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties and may differ materially from actual future events or results. Undue reliance should not be placed on such forward-looking statements. Certain risks and uncertainties are identified in Artesyn’s periodic filings with the United States Securities and Exchange Commission, specifically the most recent annual report on Form 10-K, filed on March 16, 2005. Some of these risk factors include, but are not limited to, operating in a volatile, competitive industry characterized by rapidly changing prices, technologies and demands associated with global manufacturing in foreign locations, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, and technological changes which may render our existing products uncompetitive or obsolete.  Any forward-looking statement made in this release is made as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. Artesyn assumes no obligation to update any such forward-looking statements. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review its SEC filings.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except per Share Data)
(Unaudited)

	Quarter Ended		Fiscal Year Ended

	Dec. 30, 2005	Dec. 31, 2004	Dec. 30, 2005	Dec. 31, 2004

Orders	$115,217	$115,331	$422,487	$429,661
Capital Expenditures	2,857	3,700	12,597	22,140
Sales
Power Conversion	87,773	96,573	346,440	354,625
Embedded Systems	24,459	23,793	78,261	74,764
Total	112,232	120,366	424,701	429,389
Operating income	4,047	8,002	13,188	22,640
Depreciation and amortization	5,120	5,726	21,887	22,275
EBITDA	9,167	13,728	35,075	44,915
Net Income	$3,895	5,268	9,936	13,873
Diluted Earnings Per Share	$0.09	$0.12	$0.25	$0.34
Weighted Average Shares Outstanding	51,860	51,403	40,442	51,140

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except per Share Data)
(Unaudited)

	Quarter Ended		Fiscal Year Ended

	Dec. 30, 2005	Dec. 31, 2004	Dec. 30, 2005	Dec. 31, 2004

Sales	$112,232	$120,366	$424,701	$429,389
Cost of Sales	80,505	88,462	316,596	316,584
Gross Profit	31,727	31,904	108,105	112,805
Operating Expenses
Selling, general and administrative	12,640	12,678	42,322	45,851
Research and development	15,003	11,224	48,890	44,314
Restructuring and other charges	37	—	3,705	—
Total Operating Expenses	27,680	23,902	94,917	90,165
Operating Income	4,047	8,002	13,188	22,640
Interest Expense, net	(609)	(1,312)	(3,405)	(5,004)
Income Before Income Taxes	3,438	6,690	9,783	17,636
Provision (Benefit) for Income Taxes	(457)	1,422	(153)	3,763
Net Income	$3,895	$5,268	$9,936	$13,873
Net Income Per Share
-Basic	$0.10	$0.13	$0.25	$0.35
-Diluted	$0.09	$0.12	$0.25	$0.34
Weighted Average Common and Common Equivalent Shares Outstanding
-Basic	39,908	39,270	39,666	39,093
-Diluted	51,860	51,403	40,442	51,140

Artesyn Technologies, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 30, 2005	December 31, 2004

ASSETS
Current Assets
Cash and equivalents	$100,260	$84,811
Short term investments	3,408	21,125
Accounts receivable, net	79,708	61,352
Inventories, net	46,273	50,320
Prepaid expenses and other current assets	8,047	1,380
Deferred income taxes, net	7,563	9,137
Total current assets	245,259	228,125
Property, Plant & Equipment, Net	45,788	66,124
Other Assets
Goodwill	20,546	22,107
Deferred income taxes, net	5,197	4,155
Other assets	19,539	21,128
Total long-term liabilities	29	—
Total other assets	45,311	47,390
Total Assets	$336,358	$341,639
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$56,808	$54,958
Accrued and other current liabilities	38,849	52,838
Total current liabilities	95,657	107,796
Long-Term Liabilities
Convertible subordinated debt	90,000	90,000
Other long-term liabilities	7,433	9,867
Total long-term liabilities	97,433	99,867
Total liabilities	193,090	207,663
Shareholders’ Equity	143,268	133,976
Total Liabilities and Shareholders’ Equity	$336,358	$341,639

SOURCE  Artesyn Technologies
          -0-                                                            02/07/2006
          /CONTACT:  Gary Larsen, Chief Financial Officer, +1-561-451-1000, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn Technologies, Inc./
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          /Web site:  http://www.artesyn.com /
          (ATSN)